Exhibit 99.2

Press Release

G-III Apparel Group, Ltd. Announces Pricing of Public Offering of 1.5 Million Shares of Common Stock

NEW YORK, NY, June 24, 2014 — G-III Apparel Group, Ltd. (NASDAQ: GIII) today announced the pricing of an underwritten public offering of 1.5 million shares of its common stock at a price to the public of $77.63 per share. G-III has granted the underwriters a 30-day option to purchase up to an additional 225,000 shares from G-III. The offering is expected to settle and close on June 30, 2014, subject to customary closing conditions.

The gross proceeds to G-III from this offering, after deducting underwriting discounts and other estimated offering expenses, are expected to be approximately $111.8 million. G-III expects to use the net proceeds of the offering for general corporate purposes, including, among other things, future acquisitions. Pending application of the funds, G-III intends to pay down outstanding debt under its credit agreement and invest the balance of the net proceeds in short-term, investment grade securities.

Barclays Capital Inc. and Piper Jaffray & Co. are acting as bookrunning managers for the offering. Barclays Capital Inc. will serve as the sole representative of the underwriters for the offering. KeyBanc Capital Markets Inc., Brean Capital, LLC, Cowen and Company, LLC and Stephens Inc. will serve as co-managers for the offering.

A preliminary prospectus supplement and accompanying prospectus has been filed with the Securities and Exchange Commission (“SEC”) and a final prospectus supplement and accompanying prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling (888) 603-5847 or emailing Barclaysprospectus@broadridge.com.

A shelf registration relating to the common stock to be issued by G-III in the offering was filed with the SEC and is effective. Copies of the registration statement, the preliminary prospectus supplement and accompanying prospectus and, when available, the final prospectus supplement and accompanying prospectus can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About G-III Apparel Group, Ltd.

G-III designs, manufactures and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories. It sells its products under its own proprietary brands, licensed brands and private retail labels.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the federal securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

Investor Relations:

James Palczynski, 203-682-8229

or

G-III Apparel Group, Ltd.

Neal S. Nackman, Chief Financial Officer, 212-403-0500